UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2014

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	00028489	02-0563870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 College Road East Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (609) 452-9813

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 5, 2014, Advaxis, Inc. (the “Company”) entered into a Master Services Agreement For Technical Transfer and Clinical Supply (the “Agreement”) with SynCo Bio Partners B.V. (“Synco”) pursuant to which SynCo will assist the Company in developing certain manufacturing processes with respect to certain of the Company’s products.

Under the terms of the Agreement, the Company and Synco from time to time will enter into Service Specific Addenda (as such term is defined in the Agreement). Pursuant to such Service Specific Addenda, Synco will perform Technology Transfer Activities during a Technology Transfer Phase, and/or Process Development Activities and/or Analytical Testing Activities during a Process Development Phase, and/or Manufacturing Activities during a Manufacturing Phase for the Company (as such terms are defined in the Agreement). The Service Specific Addenda will set out the terms of any given projects that Synco will perform for the Company, including, among other things, a (i) description of the Services (as such term is defined in the Agreement) that Synco will perform, (ii) the Company’s product to which such Services relate and such product’s specifications, (iii) a description of the Material (as such term is defined in the Agreement) that the Company will transfer to Synco free of charge to enable Synco to perform its obligations, and (iv) fees that the Company will pay Synco for the Services.

Synco’s obligations to perform Technology Transfer Activities, Process Development Activities and/or Analytical Testing Development Activities is subject to the Company timely transferring certain information and deliverables to Synco and fulfilling other obligations, such as the Company’s payment obligations. In addition, the Company agreed to timely provide Synco with all product related information and Material necessary for Synco to perform its obligations under the Agreement.

Subsequent the Technology Transfer and Process Development Phases and prior to Synco’s performance of the Engineering Batch (as such term is defined in the Agreement), the Company agreed to reserve sufficient machinery, equipment, time and personnel required by Synco and pay Synco a non-refundable amount as set forth in the applicable Service Specific Addendum. In the event the Company cancels or postpones such a reservation, the Company may incur certain cancellation fees and other costs.

Under the terms of the Agreement, the Company granted Synco a royalty-free, non-transferable, non-exclusive license, without the right to sub-license (except in the event of authorized subcontracting) to utilize the intellectual property and other rights and licenses necessary for Synco to perform its obligations under the Agreement. The Company will own all intellectual property rights arising from Synco’s performance of the Services and other obligations. Synco will retain a non-exclusive, perpetual and assignable right to use, any and all intellectual property rights arising from the performance of Synco’s obligations as long as such intellectual property rights solely constitute methods and processes of general applicability and do not exclusively incorporate or relate to the Company’s confidential information or product.

The Company may terminate the agreement upon sixty (60) days’ written notice if the Company determines that: (i) it is not possible or commercially feasible for Synco to complete the Technology Transfer Activities, Process Development Activities and/or Analytical Testing Development Activities, and/or Manufacturing Activities to be performed by Synco under the Agreement or (ii) Synco’s facility will not be approved for clinical or commercial manufacture of the Products by an applicable Regulatory Authority (as such term is defined in the Agreement). In the event of such a termination, the company may be obligated to pay Synco for certain costs associated with (a) Technology Transfer Activities, Process Development Activities and/or Analytical Testing Development Activities, and/or Manufacturing Activities and (b) winding down.

In addition, either the Company or Synco may terminate the Agreement by giving written notice to the other party in the event of the other party’s insolvency, bankruptcy, dissolution, uncured breach of any material term or condition of the Agreement or for a continuing event of force majeure.

The initial term of the Agreement extends until February 4, 2016, and unless earlier terminated, will automatically renew for additional one (1) year periods unless, at least three (3) months prior to the end of the then-current term, either the Company or Synco notified the other that it does not wish to renew the Agreement beyond the then-current expiration date.

The foregoing description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

On February 11, 2014, the Company issued a press release describing the Agreement. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The information contained in Exhibit 99.1 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Exhibit No.	Description
10.1	Master Services Agreement For Technical Transfer and Clinical Supply, dated February 5, 2014, between Advaxis, Inc. and SynCo Bio Partners B.V.
99.1	Press Release dated February 11, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVAXIS, INC.

By:	/s/ Daniel J. O’Connor
Name: Daniel J. O’Connor
Title: Chief Executive Officer

Date: February 11, 2014